Exhibit 99.1

Eastside Distilling Reports Fourth Quarter and Year End 2020 Financial Results

Company to Host Conference Call at 5:00pm ET Today

PORTLAND, Oregon, March 31, 2021 /PRNewswire/ — Eastside Distilling, Inc. (NASDAQ: EAST) (“Eastside” or the “Company”), a consumer-focused beverage company that builds craft inspired experiential brands and high-quality artisan products around premium spirits and ready-to-drink “RTD” craft cocktails, reported fourth quarter and year end 2020 financial results for the period ended December 31, 2020.

Year End 2020 Highlights

●	Significant progress on business transformation with the exit of Redneck Riviera and refocused business model
●	Increased sales at Craft and selective spirits brands despite a challenging business environment
●	Continued sequential improvement in consolidated operating results

“The results for the fourth quarter reflect the continued path to improve the operating performance of the Company, building a sustainable growth strategy that capitalizes on the fast-growing craft spirits and canning businesses,” said Paul Block, Eastside’s CEO. “Despite the COVID pandemic, we navigated a very challenging year. As we continue to bring leadership, strategy, and strong tactical execution to Eastside, we believe we can capture a disproportionate share of market and continue to accelerate topline growth.”

Financial Results

Gross sales for the year ending December 31st, 2020 increased 21.2% to $14.8 million from $12.2 million in the prior year. This was primarily due to increases in spirits sales and canning sales and services. Spirit sales increased primarily due to the acquisition of Azuñia Tequila in September 2019, which accounted for $1.7 million increase over last year as well as a $0.2 million increase in Portland Potato Vodka brand sales. Canning and bottling revenue increased year over year, which has benefited from a shift in consumer preferences to consume alcohol at home rather than at on-premise locations. Gross profit in 2020 increased 12.2% to $4.6 million from $4.1 million in the prior year.

Total operating expenses in 2020 declined 9.1% to $12.7 million in 2020 from $14.0 million in the prior year. This reduction was due to lower compensation and benefits, reduced legal and professional fees, and lower rent and insurance expenses; partially offset by higher non-cash depreciation and amortization expenses.

Net loss including discontinued operations in 2020 was $(9.9) million, or $(0.98) per share, compared to $(16.9) million, or ($1.82) per share, in the prior year. Adjusted EBITDA improved to $(4.8) million compared to $(9.7) million in the prior year. The Company accounted for the Redneck Riviera License Termination as part of discontinued operations in its 2020 Form 10-K filing.

During the fourth quarter, the Company delivered 9,180 cases of spirits excluding Redneck Riviera. Of that total, Portland Potato Vodka (“PPV”) represented over 5,000 cases as the PPV brand continues to accelerate the expansion of its distribution outside of Oregon. The Company shipped 2,553 and 1,173 cases of Azuñia and Burnside, respectively. The Azuñia brand continues to be affected by the shut-down of on-premise accounts in the West. The following table details cases delivered during 2020:

9L Cases (in thousands)	Q4 2020	Q4 2019	Change	%	FY 2020	FY 2019	Change	%
Azuñia Tequila	2.6	4.0	(1.5)	-37%	11.8	5.0	6.8	136%
Burnside	1.2	1.6	(0.4)	-27%	5.0	4.9	0.1	2%
Hue-Hue	0.1	0.1	(0.0)	-17%	0.5	0.4	0.1	33%
Portland Potato Vodka	5.1	4.7	0.3	7%	19.5	17.4	2.1	12%
Legacy Brands	0.3	0.9	(0.6)	-70%	1.5	3.7	(2.2)	-60%
9L Case Volume	9.2	11.4	(2.3)	-20%	38.3	31.4	6.9	22%

The Company ended the year with $7.8 million in borrowings under its Live Oak and FIB credit facilities and reported cash at year-end of $0.8 million. Subsequently, the Company has reported that substantial progress has been achieved on improving its cash position and reducing debt. On February 5, 2021, the Company terminated its Redneck Riviera license agreement and sold certain raw materials and finished goods reducing debt and raising cash. In the first quarter of 2021, the Company has received complete forgiveness of its loan under the Paycheck Protection Program of $1.4 million. Finally, the Company has made progress restructuring its near-term maturities, as well as issued the initial portion of the Azuñia Earnout in stock at a weighted average price of $4.67 per share.

The Company will give further updates on its earnings conference call.

Use of Non-GAAP Measures

Eastside Distilling’s management evaluates and makes operating decisions using various financial metrics. In addition to the Company’s GAAP results, management also considers the non-GAAP measure of adjusted EBITDA as a supplement to GAAP results. Management believes this non-GAAP measure provides useful information about the Company’s operating results and assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation, and other non-cash expenses. The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Conference Call

The Company will hold a conference call today to discuss these results.

Date and Time: Wednesday, March 31, 2021 at 5:00pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Conference Calls section of the Company’s website at https://www.eastsidedistilling.com/conference-calls.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10153779. A webcast replay will be available in the Conference Calls section of the Company’s website at https://www.eastsidedistilling.com/conference-calls for 90 days.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that includes Azuñia Tequilas®, Burnside Whiskeys®, Hue-Hue Coffee Rum®, and Portland Potato Vodkas®. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside’s Craft Canning + Bottling subsidiary is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the impact of COVID-19 and related business disruption, the Company’s ongoing financing requirements and ability to achieve any financing, acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue and profitability, our ability to reduce operating or other expenses, the anticipated demand from the craft beer industry, the effects of COVID-19, including the impact on sales, and the success of initiatives implemented to address the business disruption resulting from COVID-19 and earnings guidance for the first quarter of 2021. The Company assumes no obligation to update the cautionary information in this press release.

Financial Summary Tables

The following financial information should be read in conjunction with the unaudited financial statements and accompanying notes filed by the Company with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2020, and which can be viewed at www.sec.gov and in the investor relations section of the Company’s website at www.eastsidedistilling.com/investors.

Eastside Distilling, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2020 and 2019

(Dollars in thousands, except share and per share)

	2020	2019
Assets
Current assets:
Cash	$836	$343
Trade receivables, net	694	1,324
Inventories	6,728	7,140
Prepaid expenses and current assets	750	397
Current assets held for sale	3,833	5,266
Total current assets	12,841	14,470
Property and equipment, net	3,109	4,687
Right-of-use assets	1,270	578
Intangible assets, net	14,038	14,675
Goodwill	-	28
Other assets, net	285	1,065
Non-current assets held for sale	189	363
Total Assets	$31,732	$35,866

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,864	$2,322
Accrued liabilities	1,452	857
Deferred revenue	23	-
Secured trade credit facility, net of debt issuance costs	6,405	-
Current portion of deferred consideration for Azuñia acquisition	15,452	-
Other current liabilities, related party	700	-
Current portion of notes payable	3,830	1,819
Current portion of lease liabilities	515	424
Current liabilities held for sale	18	715
Total current liabilities	30,259	6,137
Lease liabilities, net of current portion	817	275
Secured trade credit facility, net of debt issuance costs	-	2,962
Deferred consideration for Azuñia acquisition	-	15,452
Notes payable, net of current portion and debt discount	1,693	3,594
Non-current liabilities held for sale	71	113
Total liabilities	32,840	28,533

Eastside Distilling, Inc. and Subsidiaries

Consolidated Balance Sheets - Continued

December 31, 2020 and 2019

(Dollars in thousands, except share and per share)

	2020	2019
Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 15,000,000 shares authorized; 10,382,015 and 9,675,028 shares issued and outstanding at December 31, 2020 and 2019, respectively	1	1
Additional paid-in capital	52,985	51,566
Accumulated deficit	(54,094)	(44,234)
Total Stockholders’ Equity (Deficit)	(1,108)	7,333
Total Liabilities and Stockholders’ Equity (Deficit)	$31,732	$35,866

Eastside Distilling, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2020 and 2019

(Dollars in thousands, except per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)
Sales	$3,540	$2,962	$14,782	$12,193
Less customer programs and excise taxes	1,224	172	1,061	567
Net sales	2,316	2,790	13,721	11,626
Cost of sales	1,317	2,519	9,164	7,567
Gross profit	999	271	4,557	4,059
Operating expenses:
Sales and marketing expenses	665	2,060	3,900	3,237
General and administrative expenses	2,357	2,195	9,209	10,790
(Gain) loss on disposal of property and equipment	(236)	(1)	(366)	(15)
Total operating expenses	2,786	4,254	12,743	14,012
Loss from operations	(1,787)	(3,983)	(8,186)	(9,953)
Other income (expense), net
Interest expense	(214)	(169)	(1,089)	(508)
Other income (expense)	(408)	(2,670)	(372)	(2,670)
Total other expense, net	(622)	(2,839)	(1,461)	(3,178)
Loss before income taxes	(2,409)	(6,822)	(9,647)	(13,131)
Provision for income taxes	-	-	-	-
Net loss from continuing operations	(2,409)	(6,822)	(9,647)	(13,131)
Net income (loss) from discontinued operations	13	(649)	(213)	(3,777)
Net loss	$(2,396)	$(7,471)	$(9,860)	$(16,908)
Basic and diluted net loss per common share	$(0.24)	$(0.82)	$(0.98)	$(1.82)
Basic and diluted weighted average common shares outstanding	9,947	9,155	10,027	9,276

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net loss	$(2,396)	$(7,471)	$(9,860)	$(16,908)
Add:
Interest expense	214	169	1,089	508
(Gain) on disposal of property and equipment	(236)	(1)	(366)	(15)
Loss on remeasurement of deferred consideration	-	2,670	-	2,670
Write-off of services for branding products	408	-	408	-
Bad debt expense	9	7	78	71
Stock compensation	425	1,009	1,540	2,321
Depreciation and amortization	414	566	2,286	1,697
Adjusted EBITDA	$(1,162)	$(3,051)	$(4,825)	$(9,656)

INVESTOR RELATIONS CONTACT: Amy Brassard, (503) 542-7420, ir@eastsidedistilling.com

This information is being distributed to you by: Eastside Distilling, Inc.

8911 NE MARX DRIVE, SUITE A2, PORTLAND, OR, 97220